EXHIBIT 4.12

                                JP MORGAN CHASE


CHRIS WILLIAMS
Netia Holdings S.A.

On behalf of the Company Group

ul Poleczki 13

02-813 Warszawa, Poland

Attention: Kjell-Ove Blom and Ewa Don-Siemion

Ad Hoc Committee of Noteholders (the "COMMITTEE")

C/o Cadwalader, Wickersham & Taft

265 Strand

London WC2R 1BH

                                                                 27th June, 2002

Dear Sirs,

AMENDMENT TO EXCHANGE AGREEMENT DATED AS OF JUNE 14TH, 2002 AND MADE BETWEEN, AMONGST OTHERS, NETIA HOLDINGS S.A., NETIA TELEKOM S.A., NETIA SOUTH, SP. Z.O.O., NETIA HOLDINGS B.V., NETIA HOLDINGS II B.V., NETIA HOLDINGS III B.V., JP MORGAN CHASE BANK IN ITS CAPACITY AS SWAP CREDITOR ("JPMC") AND THE CONSENTING NOTEHOLDERS (AS DEFINED THEREIN) (THE "AGREEMENT")

We refer to the terms of clause 10.2 of the Agreement which provides, inter alia, that the Company and the Consenting Creditors agree that the Committee may execute such further agreements or documents (including amendments to the Agreement) which in the opinion of the Committee are required to give effect to the terms of both the Restructuring Agreement and the Agreement as the case may be.

As you are aware from previous discussions between our legal counsel, Allen & Overy, and both Weil, Gotshal & Manges, as legal counsel to the Company Group, and Cadwalader, Wickersham & Taft, as legal counsel for the Committee, the calculation of the number of shares to be delivered to the Consenting Creditors (other than JPMC) set out in schedule 1 of the Agreement is incorrect. In addition, the capacity in which JPMC has entered into the Agreement requires clarification to ensure consistency with the terms of the Restructuring Agreement. Accordingly, the following amendments are required to the Agreement to ensure that the Agreement properly implements the terms of the Restructuring
Agreement:

LINE 6, FIRST PARAGRAPH, PAGE 1: insert the words "in its capacity as Swap Creditor" after ("JPMC").

PARAGRAPH 1.1 OF SCHEDULE 1, PAGE 15: the formula in accordance with which the number of Restructuring Shares to be delivered by the Company to Consenting Creditors (other than JPMC) is deleted and replaced with the following: "P = (285,565,364 X Y)/H".

PARAGRAPH 1.2 OF SCHEDULE 1, PAGE 15: delete the figure 29,226,812 and replace with "32,117,376".

Other than those changes referred to in (a)-(c) above, all provisions of the Agreement shall remain unchanged and in full force and effect.

Unless expressly defined herein, all capitalised terms used in this letter shall bear the same meaning as provided for in the Agreement or the Restructuring Agreement as the case may be.

The terms of this amendment letter shall be governed by and construed in accordance with New York law and the terms of clause 11 of the Agreement shall be deemed to be set out in full in this letter as they appear therein.

This amendment letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. In addition, this amendment letter may be executed by facsimile signatures.

We should be grateful if you would confirm your agreement to the amendment of the provisions of the Agreement provided for above by signing and returning a fax copy of this letter to our legal counsel Allen & Overy, One New Change, London EC4M 9QQ, attention Robert Westwater (fax number: +44 (0)207 330 9999) as soon as possible and in any event before 18:00 London time on 27th June, 2002.

Yours faithfully,



/S/ CHRIS WILLIAMS
-------------------------

Chris Williams

Authorised signatory of

JP Morgan Chase Bank

We hereby confirm our agreement to the above terms.

NETIA HOLDINGS S.A.

FOR AND ON BEHALF OF THE COMPANY GROUP

By:    /S/ KJELL-OVE BLOM
       ------------------
Name:  Kjell-Ove Blom
Title: Acting President and CEO


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
By:    /S/ EWA DON-SIEMION
       -------------------
Name:  Ewa Don-Siemion
Title: Vice-President, Legal





CADWALADER, WICKERSHAM & TAFT, FOR AND ON BEHALF OF THE COMMITTEE

/S/ CADWALADER, WICKERSHAM & TAFT
---------------------------------




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